Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com

FLOW INTERNATIONAL PROTECTS CORE TECHNOLOGY THROUGH PATENT LICENSE AGREEMENT

Kent, WA - October 13, 2011 - Flow International Corporation (NASDAQ: FLOW), the world's leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, announced a patent license agreement with KMT Waterjet Systems Inc. Under terms of the agreement, by March 9, 2012, KMT will stop selling certain of its ultra-high pressure waterjet pumps that currently compete with Flow's patented, industry-leading 94,000 psi rated waterjet products. From the date of the agreement through March 9, 2012, KMT will make royalty payments to Flow for any of those pumps sold. In return, Flow will not pursue a claim of patent infringement against KMT related to this important ultra-high pressure seal technology.

“As the leading innovator of ultra-high-pressure waterjet technology, we are vigilant about protecting our broad portfolio of intellectual property,” said Charley Brown, President and CEO of Flow. “This agreement involves seal technology that we commercialized five years ago after more than seven years of development and is critical to the success of pumps that operate at ultra-high pressures. While the royalty payments are not expected to have a significant impact on our financial results, we are pleased that we were able to successfully protect this core intellectual property.”

About Flow International
Flow International Corporation is the world's leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www. flowwaterjet.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2011 Flow International Corporation Form 10-K Report, filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding KMT stopping sales of particular pumps, paying royalties, Flow not pursuing patent claims, and expectations regarding future royalties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

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